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                                                                             Exhibit 99(a)

                         Entergy Arkansas, Inc.
        Computation of Ratios of Earnings to Fixed Charges and
  Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                                                       12 months
                                                             1994     1995    1996     1997     1998   March 1999
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Fixed charges, as defined:
  Total Interest Charges                                   $110,814 $115,337 $106,716 $104,165  $96,685  $94,665
  Interest applicable to rentals                             19,140   18,158   19,121   17,529   15,511   15,645
                                                           -----------------------------------------------------
Total fixed charges, as defined                             129,954  133,495  125,837  121,694  112,196  110,310

Preferred dividends, as defined (a)                          23,234   27,636   24,731   16,073   16,763   15,186
                                                           -----------------------------------------------------

Combined fixed charges and preferred dividends, as defined $153,188 $161,131 $150,568 $137,767 $128,959 $125,496
                                                           =====================================================
Earnings as defined:

  Net Income                                               $142,263 $136,666 $157,798 $127,977 $110,951 $116,339
  Add:
    Provision for income taxes:
       Total                                                 29,220   72,081   84,445   59,220   71,374   69,856
    Fixed charges as above                                  129,954  133,495  125,837  121,694  112,196  110,310
                                                           -----------------------------------------------------

Total earnings, as defined                                 $301,437 $342,242 $368,080 $308,891 $294,521 $296,505
                                                           =====================================================

Ratio of earnings to fixed charges, as defined                 2.32     2.56     2.93     2.54     2.63     2.69
                                                           =====================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                               1.97     2.12     2.44     2.24     2.28     2.36
                                                           =====================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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